Exhibit 3(i)

CERTIFICATE OF FORMATION
OF
ENTERGY TEXAS, INC.

ARTICLE 1

The name of the entity being formed (sometimes hereinafter referred to as the "Corporation") is and shall be Entergy Texas, Inc. The Company shall be a for-profit corporation.

ARTICLE 2

The Corporation shall have perpetual existence.

ARTICLE 3

The Corporation is being formed pursuant to a plan of merger. Articles of Merger with respect to such merger are being filed with the Secretary of State of Texas with this Certificate of Formation.

ARTICLE 4

The objects and purposes of the Corporation and for which the Corporation is organized are stated and declared to be to engage in any lawful activity for which corporations may be formed under the Texas Business Organizations Code (the "Code").

ARTICLE 5

The aggregate number of shares that the Corporation shall have authority to issue is 200,000,000 shares with no par value. All such shares shall be designated as Common Stock.

ARTICLE 6

The street address of the Corporation's initial registered office is 350 Pine Street, Beaumont, Texas 77701, and the name of its initial registered agent at that address is Paul A. Scheurich.

ARTICLE 7

The number of Directors constituting the initial Board of Directors who are to serve until the first annual meeting of shareholders or until their successors be elected and qualified is one (1).

The name and address of the sole initial Director is:

NAME	ADDRESS

Steven Neinast	919 Congress Avenue Suite 701 Austin, Texas 78701-2102

The formation of the Corporation will become effective on December 31, 2007, at 1:00 p.m. Central Standard Time in accordance with the provisions of Article 10.03 of the Act.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
THE NEXT PAGE OF THIS DOCUMENT IS PAGE S-1.

The undersigned organizer signs this Certificate of Formation subject to the penalty imposed by Article 4.008 of the Code for the submission of a false or fraudulent document.

By: /s/ Steven Neinast
Name: Steven Neinast
Title: Organizer